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Exhibit 99.1

For: Clayton William Campbell/Chris Cosentino Campbell Lewis Communications (212) 995-8057	For: Greenfield Partners Jeffrey Taufield/Douglas Kiker Kekst and Company (212) 521-4800
For Immediate Release

CLAYTON HOLDINGS, INC. TO BE ACQUIRED BY
GREENFIELD PARTNERS FOR $6.00 PER SHARE IN CASH

        SHELTON, Conn.,—April, 14, 2008—Clayton Holdings, Inc. (NASDAQ: CLAY), a leading due diligence and surveillance provider, announced today that it has entered into a definitive merger agreement under which an affiliate of a fund managed by Greenfield Partners, LLC, a private equity firm, will acquire all of the outstanding common shares of Clayton Holdings for $6.00 per share, or approximately $134 million, plus the repayment of $23.8 million of debt. The purchase price represents a premium of approximately 24% over Clayton's closing price on April 11, 2008 and a premium of approximately 33% over Clayton's average closing price during the 30 trading days ended April 11, 2008.

        The transaction, which was approved by Clayton's board of directors, is subject to shareholder and regulatory approvals and other customary conditions. It is expected to close in the third quarter of 2008. Investment funds affiliated with TA Associates, which own approximately 37% of Clayton's outstanding common stock, have agreed to vote in favor of the transaction.

        Frank Filipps, Chairman and Chief Executive Officer of Clayton Holdings, said: "This transaction benefits our shareholders, clients and employees. It provides a significant premium to our shareholders during a period of unprecedented difficulty and great uncertainty in the markets that we serve. For our clients and employees, the transaction will strengthen our balance sheet and allow us to continue to invest in European operations and in the development of products and services that will deliver the greater transparency and predictive solutions that the market will require."

        Eugene A. Gorab, President and Chief Executive Officer at Greenfield Partners, said: "We are excited to have reached an agreement to acquire Clayton. As a leader in credit risk and transaction management, the company provides a host of value-added services to leading capital markets firms, lending institutions, fixed income investors and loan servicers. The company is well positioned to participate in the restructuring of the asset-backed and mortgage-backed securities markets."

Advisors

        Greenhill & Co., LLC and Skadden, Arps, Slate, Meagher & Flom LLP were Greenfield's advisors in the transaction. Clayton's advisors were Banc of America Securities LLC and Goodwin Procter LLP.

About Greenfield Partners, LLC

        Greenfield Partners, LLC ("Greenfield") is a private partnership that specializes in real estate and related investments on behalf of itself and a select group of private and institutional partners. Since inception in 1997, Greenfield has secured in excess of $3.5 billion in equity commitments to eight different investment funds and operates in both North America and abroad. The firm's most recent funds are Greenfield Acquisition Partners V and Greenfield Land Partners II, which have equity commitments of $1.0 billion and $400 million, respectively. Greenfield has offices in South Norwalk, Connecticut and Chicago, Illinois. Additional information is available at www.greenfieldpartners.com.

About Clayton Holdings, Inc.

        Clayton Holdings, Inc., headquartered in Shelton, Connecticut, is an information and analytics company serving leading capital markets firms, lending institutions, fixed income investors and loan servicers with a full suite of information-based analytics, specialty consulting and outsourced services. Clayton's services include due diligence analytics, conduit support services, professional staffing, compliance products and services, credit risk management and surveillance and specialized loan servicing services. Additional information is available at www.clayton.com.

Important Additional Information and Where to Find It

        In connection with the merger, Clayton intends to file a proxy statement with the Securities and Exchange Commission (the "SEC"). Investors and security holders of Clayton are urged to read the proxy statement and the other relevant material when they become available because they will contain important information about Clayton, its acquirer (Cobra Green LLC) and the proposed transaction. The proxy statement and other relevant materials (when they become available), and any and all documents filed by Clayton with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Clayton by directing a written request to Clayton Holdings, Inc., 2 Corporate Drive, Suite 800, Shelton, Connecticut 06484, Attention: Investor Relations. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTIONS.

        Clayton, its executive officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of Clayton in connection with the merger. Information about those executive officers and directors of Clayton and their ownership of Clayton common stock is set forth in the proxy statement for Clayton's 2007 Annual Meeting of Stockholders, which was filed with the SEC on April 30, 2007, and is supplemented by other public filings made, and to be made, with the SEC. Investors and security holders may obtain additional information regarding the direct and indirect interests of Clayton, its acquirer (Cobra Green, LLC) and their respective executive officers and directors in the merger by reading the proxy statement and other filings referred to above.

Forward Looking Statements

        Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Clayton can give no assurance that expectations will be attained. Factors that could cause actual results to differ materially from Clayton's expectations include, but are not limited to, the ability to complete the merger in light of the various closing conditions, including those conditions related to regulatory approvals; the expected timing of the completion of the merger; the impact of the announcement or the closing of the merger on Clayton's relationships with its employees, existing customers or potential future customers; adverse changes in the mortgage-backed securities market, the mortgage lending industry or the housing market; the level of competition for Clayton's services; the loss of one or more of Clayton's largest clients; Clayton's ability to maintain its professional reputation; management's ability to execute Clayton's business strategy; and other risks detailed in Clayton's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2008 and other reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Clayton expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Clayton's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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  Exhibit 99.1